Filed Pursuant to Rule 424(b)(3)
File No. 333-133456
IDERA PHARMACEUTICALS, INC.
Prospectus Supplement No. 1 dated December 6, 2006
to the Prospectus Dated May 5, 2006
     The information in this prospectus supplement concerning the selling stockholders supplements the statements set forth under the caption “Selling Stockholders” in the prospectus. This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Selling Stockholders
     In November 2006, Biotech Shares Ltd. assigned to certain of the equityholders of Biotech Shares Ltd. warrants to purchase an aggregate of 761,719 shares of our common stock, which constituted all of the warrants issued to Biotech Shares Ltd. in connection with its commitment to purchase up to $9.8 million of our common stock upon drawdowns made at our discretion. The table below sets forth, to our knowledge, the beneficial ownership of the selling stockholders as of September 30, 2006 after giving effect to the assignment of the warrants by Biotech Shares Ltd. This information updates and supercedes the information contained under the heading “Selling Stockholders” in the prospectus dated May 5, 2006 and reflects a one-for-eight reverse stock split of our issued and outstanding common stock that we effected on June 29, 2006.
     We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by the prospectus, as supplemented by this prospectus supplement. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering. For purposes of this table, however, we have assumed that, after completion of the offering, none of the shares covered by the prospectus, as supplemented by this prospectus supplement, will be held by the selling stockholders.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Shares of common stock issuable upon exercise of warrants that are exercisable within 60 days after September 30, 2006 are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock			Shares of Common Stock to be
	Beneficially Owned Prior to		Number of Shares	Beneficially Owned After
Name of Selling Stockholder	Offering		of Common Stock	Offering
(1)	Number	Percentage	Being Offered	Number	Percentage
Farid Abdulrahman A. Alazem	324,534	1.9%	91,134	233,400	1.3%
Ragi Chafic Abou Haidar	141,666	*	18,227	123,439	*
Mohamed Abdullah A. ElKhereiji	518,083	3.0%	45,567	472,516	2.7%
Mohammad Salaheddine Seifeddine Salhab	686,958	3.9%	100,248	586,710	3.4%
Abdel Raouf Mohamed Abou Anza	495,380	2.8%	164,042	331,338	1.9%
Motasim Hajaj	155,631	*	91,134	64,497	*
Imad Mustapha Mansour	312,310	1.8%	45,703	266,607	1.5%
Oussama Salam	575,757	3.3%	205,664	370,093	2.1%

*	Less than one percent.

(1)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus supplement from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.